Putnam Equity Income Fund
November 30, 2009 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1	Class A	38,730
      Class B	2,265
      Class C   721

72DD2	Class M	429
          Class R   175
          Class Y   6,075

73A1		Class A	0.230
      Class B	0.142
      Class C   0.147

73A2		Class M	0.174
          Class R   0.205
          Class Y   0.259

74U1 	Class A	172,077
      Class B	13,732
      Class C   5,589

74U2 	Class M	2,470
          Class R   1,251
          Class Y   27,048

74V1		Class A	13.47
      Class B	13.34
      Class C   13.38

74V2		Class M	13.35
          Class R   13.41
          Class Y   13.48

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.